EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                  eGLOBE, INC.

                  eGlobe, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

                  FIRST: That in accordance with the requirements of Section 242 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation, acting at a meeting of the directors of the Corporation at which a quorum was present, duly adopted resolutions proposing and declaring advisable an increase to the Corporation's authorized capital stock and recommending that such increase be submitted to the stockholders of the Corporation for their consideration, action and approval.

                  SECOND: That the amendment to the Restated Certificate of Incorporation of the Corporation is as follows:

                    ARTICLE IV (entitled "Capital Stock") of the Restated Certificate of Incorporation is hereby amended such that the number of shares of common stock, with a par value of $0.001, that the Corporation has authority to issue, shall be 200,000,000 shares. The phrase "100,000,000 shares of Common
Stock" in clause (i) of the first paragraph of Article IV shall now read "200,000,000 shares of Common Stock."

                  THIRD: That thereafter, pursuant to resolution of the Board of Directors, at least a majority of the outstanding stock of the Corporation entitled to vote thereon, acting at a meeting of stockholders of the corporation at which a quorum was present in accordance with the General Corporation Law of the State of Delaware, duly approved such increase and the aforesaid amendment to the Restated Certificate of Incorporation of the Corporation to reflect such increase.

                  FOURTH: That the aforesaid amendment to the Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

                  FIFTH: That upon this Certificate of Amendment of Restated Certificate of Incorporation of eGlobe, Inc. becoming effective, the Corporation shall be authorized to issue 200,000,000 shares of common stock.



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                  IN  WITNESS   WHEREOF,   the   Corporation   has  caused  this
Certificate of Amendment of Restated Certificate of Incorporation of the Corporation to be duly executed and acknowledged in accordance with Section 103 of the General Corporation Law of the State of Delaware on this 23rd day of March, 2000.

                                           eGLOBE, INC.


                                           By: /S/ CHRISTOPHER J. VIZAS
                                               -------------------------
                                               Name: Christopher J. Vizas
                                               Title:  Chairman of the Board and
                                                       Chief Executive Officer